U.S. HDFD Manufacturing And Related Services Agreement*

1.0	Overview:

This U.S. HDFD Manufacturing and Related Services Agreement (“Agreement”) dated as of May 31, 2005 by and between UMG Recordings, Inc., on the one hand and Entertainment Distribution Company (USA) LLC (“Supplier”), on the other hand, referred to collectively as the parties (“Parties”), describes the terms, conditions, obligations, remedies, and other related matters concerning the purchase and supply of HDFDs and related services in the United States.

2.0	Definitions: Definitions are set forth in Schedule 2.0 of this Agreement.

3.0	Term:

3.1	The Term of this Agreement shall commence on the Effective Date and end on May 31, 2015, subject to earlier termination pursuant to other provisions of this Agreement (the “Term”). At least 180 days prior to the expiration of the Term, senior management of the Parties shall meet to discuss a possible extension of the Term.

3.2	During the Term, pricing shall be established annually as set forth in Section 10.1.2.

4.0	Customer Purchase Obligation:

4.1	In each year of the Term, subject only to the exclusions set forth in this Section 4.1, Customer shall purchase, and shall cause all members of the Universal Music Group to purchase, [*****] % of its and their respective Manufacturing Requirements from Supplier, excluding (i) any Manufacturing Requirements which Customer or such Universal Group Member is permitted to purchase from a third party under Sections 6.8, 6.10 or 9.3 of this Agreement or Section 9.3 of the U.S. Distribution Agreement, and (ii) any Manufacturing Requirements of a party who becomes a Universal Music Group member by acquisition after the Effective Date but only to the extent and for the period that such Manufacturing Requirements are contractually committed to a third party as of the date of signing of the relevant acquisition agreement.

4.2	Customer will provide Supplier with purchase orders and input materials in accordance with the requirements outlined in Article 6.0.

4.3	[Intentionally deleted]

4.4	Subject to the limitations set forth in Section 4.1, Customer agrees that it will not permit any of the Manufacturing Requirements of any member of the Universal Music Group to be transferred to another entity outside of the Universal Music Group, without also assigning, in whole or in part, this Agreement so that any transferred Manufacturing Requirements continue to be subject to this Agreement.

*	A portion of this document is confidential and has been omitted in accordance with Rule 24b-2 under the Securities and Exchange Act of 1934. Such omitted confidential material is marked herein as follows [*****].

Nothing contained herein is intended to limit Vivendi Universal S.A. in any of its operations that are not part of or are acquired separately from the Universal Music Group, or (subject to the limitations in this Section 4.4 and in Section 18) to limit the sale of the equity of, or of all or substantially all of the assets of a Universal Music Group member, provided such operations or sale are subject to the assignment obligations described in this Section 4.4.

4.5	Notwithstanding anything contained in this Agreement to the contrary, except as expressly provided in Sections 4.1 and 4.4, Customer shall have no obligation to conduct its business in a manner that maximizes the Manufacturing Services to be requested from Supplier or minimizes the risks that such Manufacturing Services shall not be required by Customer, including, without limitation, any obligation to extend or renew any agreements with third parties. Supplier acknowledges that there are no minimum requirements associated with this Agreement.

5.0	Supplier Supply Obligations:

5.1	Supplier and Customer will meet not less frequently than quarterly for planning purposes and to review, implement as necessary and approve matters as required under this Agreement (e.g., under Sections 5.2 and 7.4).

5.2	Supplier will supply the Manufacturing Services set forth on Schedule 10.1 in accordance with the requirements outlined in Article 6.0 and Article 8.0. These Manufacturing Services will at a minimum meet the quality specifications outlined in Article 8.0. In the event that Customer requests that Supplier supply any Manufacturing Services which are not set forth on Schedule 10.1 the Parties shall use the procedure set forth in Section 10.5 to resolve the pricing for such requests.

5.3	Supplier may not refuse a Customer request to provide a Manufacturing Service not set forth on Schedule 10.1 provided (i) Customer and Supplier have followed the procedure described in Sections 10.5.1 through and including 10.5.5 and (ii) the requested Manufacturing Service is normally and customarily provided by manufacturers in businesses substantially equivalent to Supplier’s business.

5.4	Supplier shall have the right to subcontract (i) up to [*****]% of any particular Manufacturing Services in each [*****] in excess of Supplier’s Installed Capacity, and (ii) up to [*****]% of Supplier’s Installed Capacity of any particular Manufacturing Services in each [*****] (with no rollover of any unused subcontracting capacity), in each case to the Preferred Provider or, if the Preferred Provider is not the least expensive provider of the relevant Manufacturing Services, to the third party manufacturers and service providers listed on Schedule 5.4 hereto, provided however, the percentage of subcontracted Manufacturing Services provided to Customer is no more than the percentage of subcontracted services provided to any other customer of similar services. Notwithstanding the foregoing, Supplier may subcontract a greater percentage of Manufacturing Services for Customer than it does for (a) other customers with respect to Spot Market Orders, or (b) other customers who purchase less than [*****]%, on an [*****] basis, of Universal Music Group’s Manufacturing Requirements. Supplier will use normal, customary and reasonable business judgment to identify, propose and select subcontractors that are capable of meeting all of the requirements described in this Agreement, particularly but not limited to those set forth in Section 6.5. Supplier may propose to Customer an amended Schedule 5.4 to add or delete subcontractors at any time, and from time to time, provided that such amendment shall not be effective unless and until Customer approves such amendment, which approval shall not be unreasonably withheld or delayed. Customer shall have the right to (i) change the Preferred Provider at any time and from time to time, or (ii) add or delete previously approved subcontractors at any time and from time to time provided that in each case (A) Customer’s deletion or change is not unreasonable; (B) Customer consults with Supplier prior to the deletion or change; (C) Customer provides Supplier with at least [*****] days prior written notice of the deletion or change; (D) Customer permits Supplier, notwithstanding such deletion or change, to continue to use such subcontractor to fulfill any volume commitments to such subcontractor existing as of the date of receipt of such notice; and (E) after any deletion, a commercially reasonable number of approved subcontractors (including the Preferred Provider), and in any event no less than, [*****] remain listed on Schedule 5.4 and any amendments thereto.

5.4.1	Any order subcontracted by Supplier shall remain subject to the terms of this Agreement. Supplier shall inform Customer of any order subcontracted within two Business Days of subcontracting any order.

5.4.2	All Supplier’s agreements with subcontractors performing services for Customer will provide that Customer will have the right to inspect such subcontractor’s facilities upon reasonable advance written notice to Supplier, during normal subcontractor hours of operation, without interference to subcontractor’s operations, and subject to any reasonable access rules or confidentiality obligations imposed by the subcontractor.

5.4.3	Notwithstanding any of the foregoing restrictions in this Section 5.4, Supplier may outsource [*****]% of any Manufacturing Services involving hand packaging, refurbishing and other non-automated services.

5.5	Supplier shall maintain and employ (and shall require all subcontractors to maintain and employ) plant security systems and procedures that are no less effective in preventing theft, pirating, unauthorized exhibition, copying or duplication of any of Customer’s proprietary programs or other material delivered by Customer to Supplier or its designated subcontractors than the security systems and procedures which Customer has disclosed to Supplier in writing in advance of the date hereof, to the extent such systems and procedures were prevailing at the Preferred Provider manufacturing facilities as of the Effective Date.

5.6	The Parties hereto acknowledge and agree that, notwithstanding any other provision of this Agreement, the standards to which Supplier will be held in connection with the Manufacturing Services to be provided by Supplier to Customer hereunder, including without limitation, quality, turnaround, shipment, security and reporting standards, shall as of the Effective Date be no greater than the standards which UML was consistently meeting in the twelve-month period prior to the Effective Date; provided, however, that, prior to adopting any standards pursuant to the above provisions of this Section 5.6 that vary from those set forth in this Agreement, Supplier shall first provide written notice to Customer of such intention with a detailed description of the standards Supplier intends to adopt and the basis for doing so; and provided further, the Parties further acknowledge and agree that, notwithstanding the foregoing provisions of this Section 5.6, after the [*****]of the Term, Supplier will (a) meet the standards as set forth herein, and (b) subject to Section 5.8, further meet industry standards as required by Section 5.7.

5.7	The Parties hereto acknowledge and agree that the standards applicable to the Manufacturing Services to be provided by Supplier to Customer hereunder, including without limitation, quality, the nature of services, security standards, IT systems and support, will change over the Term. If the standards applicable to similar manufacturing services provided by Supplier to any other customer are higher than those applicable to Customer, those higher standards shall also be applicable to the services provided by Supplier to Customer. In addition, Supplier shall, to the extent the industry standards referenced herein or which are generally required by buyers of services such as those provided by Supplier hereunder, increase or improve such standards from those in effect on the Effective Date, upgrade its operations and services to incorporate such increased or improved standards for the benefit of Customer. Notwithstanding the foregoing, Supplier shall not be required as a result of this Section 5.7 to be the first or an early adopter of new standards or technology, but is required to implement such new standards and technology as and when they become generally used and available.

5.8	[*****]

5.9	Prior to adopting any standards pursuant to the provisions of Sections 7.4, 7.5.1, 7.5.3 or 7.6.5 that vary from the Specified Standards (as defined below), Supplier shall first provide written notice to Customer of such intention with a detailed description of the manner in which the applicable Specified Standards are inconsistent with Prevailing Practices and the standards Supplier intends to adopt that are consistent with Prevailing Practices.

5.10	[*****]

6.0	Forecasts, Orders, Production and Delivery:

6.1	Customer will provide [*****] a forecast for HDFDs that will cover a period of time of no less than [*****] months. The first [*****] weeks of each forecast will be divided into Work Week requirements (with each Work Week forecast being a “Work Week Forecast”), with the remainder of the forecast divided into months. No Customer forecast shall be binding as an Order, but shall represent Customer’s good faith estimate, at the time provided, of its anticipated requirements to meet expected demand. Customer shall provide Supplier at least once a [*****] with Customer’s own internal forecasts made for Customer’s internal budgeting purposes.

6.2	Customer shall place purchase orders for Manufacturing Services through Supplier’s electronic order system (each, an “Order”).

6.3	Customer shall provide Supplier (or shall provide the applicable subcontractor) with all necessary input materials (“Input Materials”) for each Order, including as applicable product bills of material, production masters (or components to create a master), packaging components (or artwork to produce same) and disc label film. Customer shall use commercially reasonable efforts to provide all Input Materials in digital/electronic format ready for component manufacturing. Supplier shall not charge Customer for any initiation costs (e.g. mastering) unless rework is required.

6.3.1	If requested by Customer, Supplier will supply test pressings [*****] together with all applicable packaging) free of charge and will only commence the commercial manufacture of the relevant HDFDs after receipt of the appropriate approvals of the test pressing and packaging. Supplier must deliver to Customer the test pressings, in disc or other requested format, 3 calendar days following receipt of Input Materials. Customer will make reasonable efforts to minimize the number of instances in which test pressings are required

6.4	Orders will be considered workable (“Workable Orders”) upon:

(a)	Receipt by Supplier of Customer’s Order by [*****] Eastern Time on a Working Day (if received after such time, the Order will be deemed to have been received the following Working Day), provided that such Order, when assessed collectively with Customer’s other Orders, does not exceed the Maximum Weekly HDFD Orders unless otherwise agreed to in writing by Supplier;

(b)	Receipt from Customer of all of the Input Materials for the ordered Manufacturing Services. Supplier will use reasonable efforts to work with Customer to commence manufacture before all Input Materials are available in order to reduce lead times for specific Orders, if requested by Customer; and

(c)	To the extent applicable, receipt of Customer’s written approval of any test pressings or packaging provided to Customer under the provisions of Section 6.3.1.

Customer also agrees to cooperate with Supplier and use all reasonable efforts to make all Orders submitted hereunder into Workable Orders, and Customer acknowledges that Supplier shall not be liable for any failure to perform hereunder to the extent such failure is caused by Customer’s failure to provide approvals required hereunder or perform its other obligations hereunder.

6.5	In the event Supplier manufactures HDFDs at a plant or plants owned, controlled or managed by Supplier the following lead times for Workable Orders will apply:

6.5.1	One Working Day: Maximum of [*****] selections at any time, designated by Customer, totaling no more than [*****]% of Supplier’s Installed Capacity. Items included must be automated (no hand packing required) including any inserts.

6.5.2	Two Working Days: Maximum of [*****]% of Supplier’s Installed Capacity, designated by Customer and additional to the HDFDs in 6.5.1.

6.5.3	Three Working Days. Products not requiring hand packing and not included in Sections 6.5.5 or 6.5.6 below.

6.5.4	Five Working Days: Products that require hand packing and that are not considered items subject to Sections 6.5.5 or 6.5.6 below.

6.5.5	Seven Working Days: Products identified as “New Releases” in the Customer system. These items have a future date specified for in-store sales.

6.5.6	Ten Working Days: Products identified as “Deep Catalog” in the Customer system.

6.5.7	Customer may designate any Workable Order for a 6.5.3, 6.5.4, 6.5.5 or 6.5.6 item to be manufactured within the lead times described in 6.5.1 or 6.5.2 so long as the total orders in 6.5.1 or 6.5.2 do not exceed the maximum limit described therein.

For purposes of summary and clarity, any Workable Order for an item not a New Release or Deep Catalog and not designated by Customer for shorter lead times as described in Sections 6.5.1 or 6.5.2 will be manufactured in five Working Days. Supplier will use commercially reasonable efforts to provide faster service when requested.

In the event Supplier does not manufacture at a plant or plants owned, controlled or managed by Supplier the following lead times for Workable Orders will apply:

6.5.8	New Releases (products identified as “New Releases” in the Customer system and not previously mastered): 7 Working Days.

6.5.9	Reorders (selections previously mastered): 5 Working Days.

6.6	An Order will be deemed fulfilled if:

6.6.1	Shipments are made by Supplier prior to [*****] local plant time, on the designated due date. By way of example, for purposes of clarity, a Workable Order received by Supplier prior to [*****] Eastern Time on a Working Day, if designated by Customer a one-day lead-time must Ship by [*****] p.m. Supplier’s local time the next Working Day (if subject to Section 6.5.1), and by [*****] p.m. the Subcontractor’s local time seven Working Days later if subject to Section 6.5.7.

6.6.2	The number of HDFDs Shipped is within the variances set forth in Schedule 6.6, provided (i) where either (A) Supplier has agreed in writing to ship exact quantities for certain Customer shipments or for certain HDFDs or (B) where exact quantities are specified by Customer for certain customer shipments or for certain HDFDs as a result of a condition imposed by a customer, and Supplier has been given timely notice of such requirement, Supplier must ship the exact quantities specified, and (ii) invoices must be for the actual number of HDFDs shipped. In no event will Supplier deliver less than the quantity ordered.

6.7	Intentionally deleted.

6.8	Without limitation of Customer’s other remedies hereunder, if Supplier is unable or otherwise fails to fulfill any Workable Order in accordance with this Agreement within three days of the date required under this Agreement, then Customer may secure the services of a third party or parties to fulfill the unfulfilled portion of such Workable Order(s).

6.9	Customer will not issue Orders less than [*****] HDFDs for any line item (i.e., excluding promotional items), unless a contractual requirement between Customer and its third party, non-Universal Music Group member customer requires otherwise.

6.10	To the extent that any one or more Customer Orders would exceed the Maximum Weekly HDFD Orders for such Work Week (to the extent any such Order exceeds such quantities, an “Excess Order”), the Supplier shall either, at its option, reject or accept such Excess Order, and shall provide Customer with notice of its rejection or acceptance within 24 hours of receipt of the Excess Order; provided, however, that if Supplier rejects such Excess Order, Customer shall be entitled to fulfill the Excess Order portion of such Order with any third party supplier.

6.11	In the event Supplier (a) fails to manufacture and Ship the aggregate number of HDFDs in all Workable Orders in a given Work Week, so long as such amount ordered does not exceed the Maximum Weekly HDFD Orders or (b) fails to manufacture and Ship Workable Orders within the lead times described in 6.5 and 6.6 (any of such orders in (a) or (b) hereafter shall be referred to collectively as

“Late Orders”), Customer shall have the right to debit its payables balance with Supplier by the Late Order Fee for any such Late Order, which right shall be limited to one Late Order Fee for each Late Order. Except with respect to the partial loss of exclusivity provided for in Section 9.3.1 and the rights provided for in Sections 9.3.2, 9.3.3, 9.3.4, 9.3.5 and 9.3.6, the Late Order Fee shall be Customer’s sole remedy, and Supplier’s sole liability, for each Late Order. Supplier shall have the right to dispute any Late Order Fee debit, and if such a debit is subsequently reversed it shall bear interest as provided in Section 10.2.1.

6.12	No additional or conflicting terms and conditions on any Orders or other documentation provided by Customer or any other Universal Music Group member incident to any Orders hereunder shall form any part of any agreement between the parties, including this Agreement, except for purchase order quantities and descriptions, provided such items are consistent with the requirements of this Agreement.

6.13	Supplier’s warehouse shall confirm receipt of each shipment of goods shipped to Supplier’s warehouse hereunder, and Supplier must confirm to Customer that the shipper and receiver information match within 48 hours of receipt. To the extent the shipper and receiver information does not match, Customer’s payment period shall be extended by one day for every day that such confirmation is delayed past such 48-hour period.

7.0	Specific Related Services:

Supplier will provide the services to support the Manufacturing Services that are set forth in this Article 7.0 (the “Specific Related Services”). Except as expressly provided herein to the contrary, including, without limitation, in Section 10.1 and Section 10.9, the Specific Related Services will be performed by Supplier at no additional cost to Customer. Specific Related Services shall include:

7.1	Supplier will evaluate all Input Materials for defects and identify items out of Customer specification, within a timely manner, as agreed on by the Parties.

7.2	Supplier will process for shipment up to [*****] orders directly to Customer’s customers on a daily basis. Customer will pay any carrier costs associated with this service.

7.3	Supplier will provide services to support Customer’s promotional products requirements commonly referred to as DJ Promo. Services include:

7.3.1	Promotional manufacturing orders, processed through the normal manufacturing services function. Manufacturing lead times for DJ Promo orders will be three Working Days. The aforementioned notwithstanding, Customer may designate two DJ Promo orders per Working Day to be manufactured in two Working Days.

7.3.2	Supplier will receive and process specific Customer shipping instructions that are directed to Supplier’s DJ Promo Department. Lead-time for distribution is included in the manufacturing lead times (i.e., the Product shall ship or be available for shipping by the end of the manufacturing lead times). Supplier will store DJ Promo Input Materials for up to [*****] calendar days at no cost to Customer. At the end of [*****] calendar days, as directed by Customer, Supplier will either continue to store the materials at a monthly fee as noted in Schedule 10.1, destroy the materials or ship them to a Customer-designated location via a Customer-designated carrier, as directed by Customer. Customer is responsible for any carrier fees associated with DJ Promo distribution services.

7.4	Supplier will provide and maintain certain reports and electronic data feeds to the extent (a) available to Customer under Prevailing Practices and (b) applicable to Customer, including but not limited to:

[*****]

Supplier will provide such additional reports and electronic data as Customer shall reasonably require, and the parties shall mutually agree upon how additional costs, if any are actually incurred by Supplier for any such reports or electronic data feeds, will be shared or allocated.

7.5	Supplier agrees and understands that it has normal and customary custodial responsibilities for Customer-owned components and parts (including paper parts) in Supplier’s possession and Supplier specifically agrees to:

7.5.1	To the extent consistent with Prevailing Practices, maintain and provide to Customer on hand inventory balance information and to employ systems and procedures such that, at any given time, [*****]% of said balances are within +/- [*****]% of the actual amount on hand.

7.5.2	Once per 12 months, at Customer’s direction and under Customer’s supervision, conduct a physical inventory of all Customer-owned components and parts in its possession. Customer will pay Supplier its actual, incremental costs incurred to perform such physical inventory(ies). Customer and Supplier agree to establish cycle counts as soon as reasonably practical.

7.5.3	Be responsible for, and at Customer’s request pay Customer its cost for, any Lost Inventory of Customer-owned printed or other components in its possession exceeding [*****]% of the amount delivered to Supplier (or such other percentage as is consistent with Prevailing Practices).

Notwithstanding the foregoing, for certain non-standard, high cost packaging items (by way of example, for purposes of clarity but without limitation, non-standard, high cost packaging items include multi-disc boxes, multi-disc booklets and Customer-owned DVDs) specified from time to time by Customer, Supplier shall pay for Lost Inventory exceeding [*****]% of the amount delivered to Supplier (or such other percentage as is consistent with Prevailing Practices).
7.5.4	At least twice per Working Day, provide Customer electronically (a) on hand inventory balances by SKU and (b) receipts by SKU from Customer’s vendors. To the extent that any Customer changes to any Customer computer systems would cause Supplier to incur any costs in connection with adapting to, conforming to, custom programming for, or otherwise interfacing with such systems in order to facilitate the efficient performance of its obligations under this Agreement, including without limitation, this Section 7.5.4, Customer shall reimburse Supplier for all such costs.

7.6	Supplier Ordering Printed Components On Behalf of Customer

7.6.1	Supplier will order and receive components (that will be owned by Customer) and pay printed component vendors, following the order quantity and order timing procedures shown in Schedule 7.6.1, provided that Customer may change or supplement such schedule from time to time by written notice to Supplier. The agreements, if any, between the printed component vendors and the Customer shall be utilized by the Supplier in placing such orders, and Supplier agrees to comply with the payment and other terms applicable to the ordering of product under such vendor agreements; provided that (a) Supplier shall be Customer’s agent for the purposes of placing orders under such agreements, (b) no modifications, renegotiations or amendments of such agreements will be made without consultation with Supplier, and (c) such agreements do not require payment to the third-party vendor prior to [*****] days after shipment to Supplier.

7.6.2	Supplier will invoice Customer, within [*****] days following the end of each calendar month, for the cost Supplier has paid or incurred for all printed components the Supplier purchased and received on behalf of Customer for the month. Supplier’s invoice (a) will include, as backup documentation, copies of the print vendor invoices (or detailed EDI invoicing files), the total of which shall agree with the Supplier’s invoice total, (b) will be calculated in accordance with the sample variance report provided in Schedule 7.6.2, and (c) will take into account any prior invoices for such materials. Customer will pay Supplier’s invoice in accordance with the other terms of this Agreement. All such printed components shall be owned by the Customer.

7.6.3	Supplier will include Customer-owned printed components, invoiced at the prices set forth in Schedule 10.1, in its invoices of Manufactured Services to Customer, which Customer will pay in accordance with the other terms of this Agreement.

7.6.4	[*****] following the end of each calendar month, Supplier will calculate the sum of the dollar amounts of printed components included in its invoices of Manufacturing Services to Customer for the month and issue a credit memo or check to Customer for the difference between the sum of the calculated amount and the amount invoiced under Section 7.6.2.

7.6.5	Supplier shall conform to all performance standards set forth on Schedule 7.6.1 with respect to the ordering of printed components on the behalf of Customer to the extent consistent with Prevailing Practices. Subject to Section 5.6, if Supplier fails to meet any such performance standards, Supplier shall be responsible for all of Customer’s direct costs attributable to such failure.

7.6.6	Customer may, for any reasonable business purpose, at any time elect to order printed components and pay printed component vendors directly. In the event Customer elects to order printed components itself and pay printed component vendors directly under the foregoing provisions, (a) Supplier will cease including the cost of Customer-supplied printed components in its invoices of applicable finished product to Customer as of the effective date of such change, (b) Customer’s shall provide Supplier with [*****] days written notice of its intention to implement this change, (c) Customer shall reimburse Supplier for any one-time costs of removing such service from the scope of this Agreement (e.g., redundancy costs), and (d) Supplier and Customer shall agree to a reduction in the prices in Schedule 10.1 to equitably reflect the corresponding decrease in Supplier’s ongoing costs.

7.6.7	Supplier will indemnify, defend and hold harmless the Customer, and its parent, subsidiaries, affiliated companies, its and their shareholders, officers, employees and agents from any and all third party claims, demands, causes of action, liability, judgments, damages, costs and expense (including reasonable attorney’s fees) asserted against, imposed upon or suffered by such parties as a result of Supplier’s failure to pay any amounts owed by Supplier to any printed component vendor under this Section 7.6 when such amounts are due (provided Customer has paid such amounts to Supplier).

8.0	Product Quality:

8.1	All HDFDs shall conform to the Input Material for such HDFD provided by Customer.

8.2	The quality of the HDFDs manufactured by Supplier, and the Specific Related Services provided by Supplier to Customer shall (a) conform to the standards set forth in the relevant industry manual and (b) conform to the AQL standards set forth in Schedule 8.2.

8.3	Supplier will perform such inspections as are called for on Schedule 8.2 and shall certify and send the written results of all such inspections to Customer for the previous calendar month within seven Working Days of the end of such month.

8.4	For purposes of this Agreement, an “Epidemic Multiple Defectives Event” (or “EMDE”) shall be deemed to have occurred if either (a) at least [*****]% or (b) more than [*****] of the HDFDs of any given Order(s) exhibit the same type of defect, in which said defect renders the HDFDs not merchantable or fit for their intended purpose (such defective HDFDs, “Epidemic Multiple Defectives”) and (i) senior management of Supplier actually learns of such defect, or (ii) Customer promptly notifies Supplier in writing providing reasonable particulars of such defect. In the event of an EMDE, Supplier in accordance with usual Customer procedures, shall immediately make available a non-defective replacement of the defective HDFDs to the applicable distributor, retailer and/or other customer who purchased any such defective copies, at Supplier’s sole cost and expense. In such event, Customer agrees to use reasonable efforts to determine the extent of the problem among its customers, to assist Supplier in resolving any problems with Epidemic Multiple Defectives in order that Supplier may provide replacement HDFDs promptly and to assist in Customer’s mitigation of any negative effects on Customer.

9.0	Key Failures.

9.1	A “Key Failure” is an occurrence of any of the events identified as a “KPI Repeated Failure Event” on Schedule 9.1 of this Agreement. As soon as it becomes aware of a Key Failure, Customer or Supplier shall notify the other of the Key Failure, specifying the nature of the Key Failure and the data sources used to identify such Key Failure (each such notice is a “Failure Notice”).

9.2	Any Key Failure which is not cured in accordance with this Section 9.2 is an “Uncured Key Failure,” provided that Customer has provided Supplier (or Supplier has provided Customer) with an associated Failure Notice within [*****] days of the Key Failure. A Key Failure which is cured under this Section 9.2 shall not relieve Supplier of any other remedies to which Customer may be entitled under Section 6.11 or Section 10.7 of this Agreement. In order to cure a Key Failure, Supplier must do each of the following:

9.2.1	Within seven calendar days of receipt of a Failure Notice identifying such Key Failure from Customer, or delivery of a Failure Notice by Supplier, after consultation with Customer, provide to Customer a detailed, written correction action plan (“CAP”), with defined and traceable milestones, metrics and timelines which address the causes of the Key Failure and describes how Supplier will monitor and manage the relevant business practices/processes to ensure that the causes of the Key Failure are successfully addressed;

9.2.2	During the six-week period following the date of Supplier’s receipt or sending of the Failure Notice (the “Cure Period”), on each Tuesday, provide Customer with a written report describing the progress on the CAP and any Key Failures during the preceding Work Week (ending on the immediately preceding Saturday); and

9.3	By the end of the Cure Period, successfully address the causes of the Key Failure, and provide Customer with a written report of the relevant business practices/process implemented.

9.3.1	The effects of Key Failures and Uncured Key Failures shall be as follows:

9.3.2	On the first Uncured Key Failure with respect to which Supplier has received or delivered a Failure Notice during any [*****]-year period, Customer shall have the right, as Supplier’s sole liability and as Customer’s sole remedy for such Key Failure(s), to source up to [*****]% of the Manufacturing Services with any other entity or entities for a period of [*****] months.

9.3.3	On the second Uncured Key Failure with respect to which Supplier has received or delivered a Failure Notice during any [*****]-year period, Customer shall have the right, as Supplier’s sole liability and as Customer’s sole remedy for such Key Failure(s), to source up to [*****]% of the Manufacturing Services with any other entity or entities for a period of [*****] months, or for an additional [*****]-month period in the event that Customer is then-currently exercising a prior sourcing right under any sub-section of Section 9.3.

9.3.4	Notwithstanding Section 9.3.2, if two Key Failures under “Production” or “Delivery” on Schedule 9.1 with respect to which Supplier has received or delivered a Failure Notice occur between August 15th and November 30th of the same calendar year, whether cured or not, Customer shall have the right, as Supplier’s sole liability and as Customer’s sole remedy for such Key Failure(s), to source up to [*****]% of the Manufacturing Services with any other entity or entities for a period of [*****] months, or for an additional [*****]-month period in the event that Customer is then-currently exercising a prior sourcing right under any sub-section of this Section 9.3.

9.3.5	If three Key Failures of the same category (e.g., EMDE) with respect to which Supplier has received or delivered a Failure Notice occur during any rolling [*****]-year period, whether cured or not, Customer shall have the right, as Supplier’s sole liability and as Customer’s sole remedy for such Key Failure(s), to either (a) source up to [*****]% of the Manufacturing Services with any other entity or entities for the remainder of the Term, or (b) terminate this Agreement.

9.3.6	On the fourth Key Failure with respect to which Supplier has received or delivered a Failure Notice during any rolling [*****]-year period, whether cured or not, Customer shall have the right, as Supplier’s sole liability and as Customer’s sole remedy for such Key Failure(s), to source up to [*****]% of the Manufacturing Services with any other entity or entities for a period of [*****] months, or for an additional [*****]-month period in the event that Customer is then-currently exercising a prior sourcing right under any sub-section of this Section 9.3.

9.3.7	On the fifth Key Failure with respect to which Supplier has received or delivered a Failure Notice during any rolling [*****]-year period, whether cured or not, Customer shall have the right, as Supplier’s sole liability and as Customer’s sole remedy for such Key Failure(s), to either (a) source up to [*****]% of the Manufacturing Services with any other entity or entities for the remainder of the Term, or (b) terminate this Agreement.

9.3.8	For purposes of clarity, the parties agree that (a) Customer shall never have a right to source any more than [*****]% under the provisions of Sections 9.3.1, 9.3.2, 9.3.3 and 9.3.5, and (b) where the provisions of more than one sub-section of Section 9.3 would provide Customer with a remedy with respect to any new Key Failure event, Customer may elect only one of such remedies. In addition, to the extent that an event that would constitute a Key Failure under “Quality” or “Multiple Defective” on Schedule 9.1 is uncured and continuing during the applicable Cure Period, such event may not constitute another Key Failure until the end of the applicable Cure Period in accordance with Section 9.2.

9.3.9	Customer’s right to invoke any remedy available to Customer with respect to a particular event under the provisions of any sub-section of Section 9.3 shall be exercised, if at all, in writing and within [*****] days after the date upon which such right first accrues to Customer (e.g., at the end of the cure period or on the occurrence of a Key Failure and receipt of a Failure Notice, as applicable), and any period of loss of exclusive volume under any sub-section of Section 9.3 shall commence upon such date, except in the case where a period of loss of exclusive volume under any sub-section of this Section 9.3 is currently running, in which case the new period shall commence upon the expiration of the current period.

9.3.10	In the event that Customer exercises any right to source any volumes with third parties under any sub-section of this Section 9.3, Customer shall provide Supplier with timely notice of such third-party sourcing, and Supplier’s capacity commitments under this Agreement shall be reduced by the amount of such third-party sourcing. Upon the conclusion of any period in which Customer has elected to outsource exclusive volume pursuant to Sections 9.3.1 through 9.3.6, such exclusive volume shall automatically revert to Supplier. If Customer elects to source [*****]% of the Manufacturing Services with another entity or entities for the remainder of the Term under Section 9.3.4 or Section 9.3.6, Supplier shall be relieved of its capacity commitments under this Agreement for the remainder of the Term.

9.4	Notwithstanding any other provision of this Agreement, any failure of Supplier to perform any of its obligations under this Agreement shall not be considered a default, breach, Key Failure or Uncured Key Failure to the extent that such failure is caused by (a) any Customer breach of, or noncompliance with, this Agreement; (b) the failure of Customer to timely provide any consents, approvals, instructions or assistance required hereunder; or (c) any Customer breach of, or noncompliance with, the Transition Services Agreement, the CD Manufacturing Agreement, the U.S. Distribution Agreement or the Asset Purchase Agreement.

10.0	Pricing, Rebate:

10.1	Base Pricing of Manufacturing Requirements

10.1.1	Schedule 10.1.1 contains calendar year 2005 pricing for the manufacture of HDFDs (“HDFD Pricing”). In the event that HDFD Pricing for 2005 has not been agreed upon before the Effective Date, the procedures set forth in Section 10.1.2 (but notwithstanding Section 10.1.2.1, before December 1, 2005) will be used to establish HDFD Pricing for 2005.

10.1.2	Customer and Supplier will follow the procedure described in subsections 10.1.2.1 through 10.1.2.4 below to establish the HDFD Pricing from time to time.

10.1.2.1 Customer may, at any time other than between [*****] of any year, and no more often than [*****] month period, notify Supplier that it wishes to establish or re-establish the market price for HDFDs (the “Market Pricing Notice”). At the time of delivery of such Market Pricing Notice, or within ten (10) days thereof, Customer shall submit to Supplier, in writing, the Market Pricing Information, and will make available to Supplier (and to any arbitrator selected under Section 10.1.2.6) copies of the quotations upon which such Market Pricing Information is based (subject to Section 10.1.2.2).

10.1.2.2 “Market Pricing Information” means the individual prices for each type of HDFD then set forth on Schedule 10.1, obtained within [*****] days of the Market Pricing Notice from [*****] identified Qualified HDFD Manufacturers, based on an annual volume of at least [*****]% of Customer’s HDFD volume in the twelve-month period prior to the Market Pricing Notice and on order lot sizes and lead times similar to Customer’s, unless the lower of such prices is less than [*****] multiplied by the higher of such prices, in which case the Market Pricing Information must include [*****] prices for each HDFD format obtained within [*****] days of the Market Pricing Notice from three Qualified

HDFD Manufacturers, such prices based on an annual volume of least [*****]% of Customer’s HDFD volume in the prior twelve-month period and on order lot sizes and lead times similar to Customer’s. At Supplier’s request, Customer must show Supplier written proposals received from Qualified HDFD Manufacturers. Customer at its discretion may redact information on such written proposals that would reveal the identity of the Qualified HDFD Manufacturers prior to providing them to Supplier, and Supplier shall not be entitled to retain copies of such proposals.

10.1.2.3 Intentionally deleted.

10.1.2.4 The Supplier shall have five (5) business days after receipt of the Market Pricing Information to object to such Market Pricing Information, provided the only grounds for such objection can be that the Proposed Prices do not meet the parameters required by the definition of Market Pricing Information. If Supplier makes such an objection the matter shall be subject to arbitration as set forth in Section 10.1.2.6 below.

10.1.2.5 For each type of HDFD, the average of each Qualified HDFD Manufacturer’s price, as included in the Market Pricing, for such HDFD type (“Average Market Prices”) shall become the effective HDFD Pricing (and be reflected on Schedule 10.1) on the 30th day after the delivery of the Market Pricing Information (such 30th day, the “Market Price Reset Date”). If an arbitration under Section 10.1.2.6 is still pending on such 30th day, on the date the arbitrator makes a final determination of such dispute, the Average Market Prices (as determined by such arbitrator) shall be retroactively effective as of the Market Price Reset Date.

10.1.2.6 For purposes of resolving a dispute under this Section 10.1.2, AAA procedures shall not be used and (A) the arbitrator shall be a single person who shall be a CPA currently in practice at a national accounting firm which firm shall be selected by the parties mutually, and which shall be asked to name the person to so act, (B) there shall be no discovery other than under Section 10.1.2.2, (C) Supplier shall present its evidence that the prices proposed by Customer under Sections 10.1.2.1 and 10.1.2.2 (“Proposed Prices”) do not meet the parameters of the definition of Market Pricing Information, with a copy to Customer; (D) Customer shall have ten business days thereafter to respond to Supplier’s submission; (E) the arbitrator shall rule within ten business days thereafter on all issues, or may during such period require either party to obtain and provide additional Proposed Prices; (F) any additional Proposed Prices obtained by order of the arbitrator shall be averaged by the arbitrator with all other Proposed Prices which the arbitrator determines meet the parameters of the definition of Market Pricing Information (the resulting average, the “Revised Average Market Prices”) and (G) the arbitrator shall set the Revised Average Market Prices as the new HDFD Pricing. The cost of such procedure shall be shared equally by Customer and Supplier.

10.1.2.7 In the event neither party timely invokes the arbitration provisions of this Section 10.1.2, as required in the time frame described in Section 10.1.2.4, the Average Market Prices based on the Market Pricing Information as provided by Customer shall be the new HDFD pricing effective as of the Market Pricing Reset Date.

10.1.2.8 Notwithstanding the foregoing provisions of this Section 10.1.2, Supplier will not charge Customer prices for HDFDs higher than the prices that Supplier is paying third-party suppliers for similar volumes of HDFDs on similar terms. Customer may audit Supplier’s records of the prices paid to third-party suppliers of HDFDs, in the manner described in Section 23.

10.1.3	Prices for all Manufacturing Services other than the manufacture of the HDFD itself (which shall be determined as set forth in Section 10.1.2) will be equal to the Supplier’s cost (unless a no charge item as described herein, particularly in Section 7.0). In the event Supplier has third parties provide any such Manufacturing Requirement (i.e. other than the manufacture of the HDFD itself), the price to Customer will be equal to Supplier’s cost (i.e. the price from third parties). In the event Supplier provides such Manufacturing Service from its Installed Capacity, Supplier and Customer will follow the process described in Section 10.5 to establish a price for said Manufacturing Service.

10.1.4	The Parties agree that Supplier will not charge, and Customer will not pay for, any service or activity that is not listed on Schedule 10.1.1, agreed pursuant to Section 10.1.2, or elsewhere referenced in this Agreement unless Customer has approved such services and any charges in writing.

10.1.5	The parties may change the market-based pricing mechanism set forth in Section 10.1.2 to a cost-based formulation upon the mutual written agreement of the parties, and the parties shall discuss such a transition in good faith if requested by either party.

10.2	Supplier shall invoice Customer each Working Day upon shipment and subject to Section 6.13, Customer shall pay all invoices within [*****] calendar days of receipt of invoice. Such invoices shall reflect the prices contemplated by Sections 10.1.1 and 10.1.3, or as may be agreed upon by the Parties pursuant to Sections 10.1.2 and 10.5.

10.2.1	Customer shall pay interest on any amounts (excluding those disputed in good faith, including without limitation, where the late payment is the results of Supplier’s action or inaction, e.g. Supplier’s warehouse receipt does not match Supplier’s invoice) past due under this Agreement at a monthly rate equal to the lesser of (a) the London Interbank Offered Rate (“LIBOR”) + 0.5% or (b) the maximum rate permitted by law.

10.2.2	If Customer becomes delinquent in the payment of any amount under this Agreement (excluding amounts disputed in good faith) in excess of ,[*****] Supplier shall have the right to suspend some or all shipments hereunder pending such payment, and any such failure to make shipments will not be a default, breach, EMDE, Key Failure or Uncured Key Failure under this Agreement and will not entitle Customer to terminate this Agreement or to any other damages or remedy.

10.2.3	In the case of a disputed invoice, Customer will pay the undisputed amount of the invoice and Customer and Supplier will work together in good faith to resolve the disputed amount. In the event an agreement cannot be reached on the disputed amount within 30 days of the invoice due date, either Supplier or Customer may submit the matter to arbitration as provided in Article 14.0 “Dispute Resolution” to resolve the disputed amount, but without the need for or right to preliminary discussions provided for in Article 14.0. Upon resolution of the dispute, Customer will pay the Supplier the amount, if any, determined to be due to Supplier.

10.3	[Intentionally deleted]

10.4	All prices will be FCA (INCOTERMS 1990) from Supplier’s (or its subcontractor’s) manufacturing location. Subject to the terms and conditions of the U.S. Distribution Agreement, (a) Customer will have the right to select all carriers and will pay all associated freight costs, and (b) Supplier will coordinate with such carriers and make appropriate arrangements for pick-ups on Customer’s account. However, if sourced from a manufacturing location that has a higher transportation cost than if produced at the Preferred Provider’s location, Supplier will issue a credit to Customer equal to the additional costs to deliver the product to the Customer Distribution Center. Supplier will use normal and customary efforts to obtain the lowest and best price from any third party providers.

10.5	In the event a Manufacturing Service which is not listed on Schedule 10.1 (and is not for the manufacture of HDFDs, which shall be priced under Section 10.1.2) is required by Customer or any Universal Music Group member, the following procedure will be followed by Customer and Supplier to establish a price for said Manufacturing Services if to be provided by Supplier directly (not through subcontractors).

10.5.1	Customer will request the Manufacturing Service from Supplier in writing.

10.5.2	Within [*****] Working Days of receipt of a written request described in Section 10.5.1 above from Customer, Supplier will propose a price equal to[*****]. Supplier will supply documentation to Customer that supports the calculation of its proposed price.

10.5.3	Customer may accept or reject Supplier’s proposed price.

10.5.4	In the event Customer accepts Supplier’s proposed price, such Manufacturing Service and associated price shall be added to Schedule 10.1.

10.5.5	In the event Customer rejects Supplier’s proposed price, Customer may audit the documentation supporting the calculation of Supplier’s proposed price. [*****]. All of the foregoing information constitutes trade secrets of Supplier, unless otherwise publicly disclosed by Supplier.

10.5.6	Following the completion of Customer’s audit, parties will meet and engage in good faith negotiations concerning Supplier’s proposed price. In the event an agreement cannot be reached on the proposed price within [*****] days of Supplier’s proposal of a price, either Supplier or Customer may invoke Article 14.0 “Dispute Resolution” to determine the price for a configuration or service not contained in Schedule 10.1, provided that solely for purposes of resolving disputes under this Section 10.5, AAA procedures shall not be used and: (A) the arbitrator shall be a single person who shall be a CPA currently in practice at a national accounting firm which firm shall be selected by the parties mutually, and which shall be asked to name the person to so act, (B) there shall be no discovery (other than that which has occurred pursuant to Section 10.5.5), (C) each party shall submit, on the tenth business day after the arbitrator is named, its proposed price and any support it has for the price as proposed (including, e.g., any documentation submitted under Section 10.5.2 and the results of any audit under Section 10.5.5), and (D) the arbitrator shall choose, within ten business days of the submissions under clause (C) between the price proposed by Supplier and the price proposed by Customer, without change, addition or deletion, based on which price is closer (in the arbitrator’s view, as informed by the documents submitted pursuant to clause (C)) to Supplier’s [*****]. Once such price is determined, such Manufacturing Service and associated price shall be added to Schedule 10.1.

10.5.7	In the event Customer objects to Supplier’s proposed price for new Manufacturing Services, but there is no mutual agreement and neither party refers the matter to arbitration in accordance with this Section 10.5 within [*****] days of Supplier’s proposal of a price, Supplier’s proposal shall be deemed rejected and Customer shall not be required to use Supplier for such Manufacturing Services.

10.6	The Parties agree and understand that subsequent to the Effective Date, but within the Term of this Agreement, Customer may have access to HDFD manufacturing volumes other than for Universal Music Group Manufacturing Requirements, including volumes (a) from non-Universal Music Group companies or labels with which it currently has no written agreements; (b) for sale in countries or territories not in the United States and not included as European Territories under the European Agreement; (c) for sale by Universal Music Group’s special markets/special products business unit through non-traditional distribution outlets; and (d) Manufacturing Requirements of a party who becomes a Universal Music Group member by acquisition after the Effective Date to the extent and for the period that such Manufacturing Requirements are contractually committed to a third party as of the date of signing of the relevant acquisition agreement. All and any such HDFD manufacturing will be hereafter referred to as “Incremental Volumes”. For purposes of clarity, an example of such Incremental Volumes would include, but not be limited to, HDFD s manufactured pursuant to a future P&D Agreement.

On each occasion on which Customer gains access to any Incremental Volumes which could be placed under this Agreement (i.e., volumes to be sold within the United States), Customer shall notify Supplier of the volumes, terms, conditions, and any other relevant information related to such Incremental Volume necessary for Supplier to prepare a proposal to supply such Incremental Volume to Customer (each such notice, an “Incremental Volume Offer”). Within [*****] of its receipt of an Incremental Volume Offer, Supplier must advise Customer of its interest in supplying such Incremental Volume which is the subject of the Incremental Volume Offer, and set forth in such acceptance its proposal all the necessary terms for such acceptance, which shall include all the terms set forth in the Incremental Volume Offer (each such acceptance, the “Supplier Incremental Volume Proposal”). Supplier’s decision not to submit, or its failure to provide a Supplier Incremental Volume Proposal within the [*****], shall mean that, notwithstanding Section 4.1, Customer may take the Incremental Volume subject to the Incremental Volume Offer to any entity.

[*****]

Without limiting Supplier’s obligations to meet the standards set forth in this Agreement, within [*****] days of the end of each quarter, Supplier will provide Customer a credit equal to [*****]% of the total amount of all invoices paid in such quarter as compensation for defectives. In the event either of the Parties can reasonably demonstrate that the long term, average defective rate is materially different than [*****]% of manufactured HDFDs, the Parties agree to conduct good faith negotiations to establish a different percentage as a basis to compensate Customer for defective manufacturing. The foregoing remedy shall be Supplier’s sole liability for defective units, and Customer’s sole remedy, except as set forth in Section 8.4 and Article 9.

10.7	[Intentionally deleted]

10.8	[Intentionally deleted]

10.9	[Intentionally deleted]

11.0	[Intentionally deleted]

12.0	Representations of the Parties

12.1	Representations of Supplier:

As of the Effective Date, and at all times during the Term, Supplier represents and warrants as follows:

(A)	Supplier is a valid existing limited liability company and in good standing under the laws of the State of Delaware. Supplier has the corporate power and authority required to carry on its activities as they are now conducted.

(B)	Supplier has full legal right and corporate power, without the consent of any other person to execute, deliver and to perform its obligations under this Agreement.

(C)	All corporate and other actions required to be taken by Supplier to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and properly taken. No consent, approval or authorization of, or filing of any certificate, notice application, report or other document with any governmental authority is required on the part of Supplier in connection with the valid execution and delivery of this Agreement or the performance by Supplier of any of its obligations hereunder.

12.2	Representations of Customer and Parent:

As of the Effective Date, and at all times during the Term, Customer represents and warrants as follows:

(A)	It is a valid existing corporation and in good standing under the laws of its state of incorporation. It has the corporate power and authority required to carry on its activities as they are now conducted.

(B)	It has full legal right and corporate power, without the consent of any other person to execute, deliver and to perform its obligations under this Agreement.

(C)	All corporate and other actions required to be taken by it to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and properly taken. No consent, approval or authorization of, or filing of any certificate, notice application, report or other document with any governmental authority is required on the part of it in connection with its valid execution and delivery of this Agreement or the performance by it of any of its obligations hereunder.

(D)	Customer has the right to authorize Supplier to perform the Manufacturing Services on Customer’s behalf as contemplated by this Agreement.

12.3	Warranty Disclaimers:

EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL WARRANTIES AND CONDITIONS, WHETHER EXPRESS OR IMPLIED BY STATUTE, COMMON LAW OR OTHERWISE (INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT) ARE HEREBY EXCLUDED.

13.0	Termination:

13.1	This Agreement may be terminated:

(a)	By mutual written consent of the parties at any time;

(b)	By Customer pursuant to Section 9.3.4 or Section 9.3.6;

(c)	In the event there is a Change of Control during the Term of this Agreement, notwithstanding any other provision of this Agreement, Customer may terminate this Agreement upon 90 calendar days written notice to Supplier, which notice must be provided within three months of Supplier’s written notice to Customer of such Change of Control;

(d)	By Customer, in the event Supplier is adjudged insolvent, makes a general assignment for the benefit of its creditors, effects a voluntary or compulsory liquidation or dissolution, files a petition for relief under applicable bankruptcy or insolvency law or a receiver is appointed on account of Supplier’s insolvency; or

(e)	By Customer, if Supplier has materially breached its obligations under Section 5.5 or Section 27, without cure (after written notice by Customer and reasonable opportunity to do so) of such breaches, [*****] or more times in any [*****]-month period. For the purposes of this Section 13.1(e), “cure” shall mean undertaking the same cure process as is set forth in Sections 9.2.1 through 9.2.3 for Key Failures. For purposes of this Section 13.1(e), “material breach” shall mean that such breach resulted in a material loss to Customer’s property (e.g., a master).

(f)	By Customer, if Supplier has materially breached its obligations under Section 18 (with respect to assignment to a Competitor), without cure (after written notice by Customer and reasonable opportunity to do so) of such breaches.

13.2	Upon any termination or expiration of this Agreement, all of the provisions of this Agreement will terminate, except for the following provisions, which will survive in perpetuity: Sections 13.2, 13.3, 14.0, 15.0, 20.0, 21.0, 24.0 and 31.0. No termination or expiration of this Agreement will relieve Customer or Supplier of any payment obligations outstanding at the time of such termination or expiration.

13.3	At the expiration of the Term or upon earlier termination, Customer will be entitled to repossess all of its manufacturing and packaging components (e.g. tapes, paper parts, packaging, etc.) provided by it to Supplier over the Term. Supplier will pack such parts appropriately and make them available for pick up by Customer with a clear dispatch and content note per shipment in agreement with Customer. Customer commits to take back such components within 120 days after the expiration of the Term or earlier termination. Customer shall reimburse Supplier for any direct out-of-pocket packaging, retrieval or storage costs incurred by Supplier for this service during this period, unless Customer terminated this Agreement pursuant to Section 9.3.4, 9.3.6 or 13.1(e).

13.4	Upon any termination of this Agreement, Customer may elect to exclude the HDFD volumes under this Agreement from its Distribution Requirements (as such term is defined in the U.S. Distribution Agreement) under the U.S. Distribution Agreement, by written notice to Supplier of such election within 90 days of such termination.

14.0	Dispute Resolution:

During the pendency of any dispute, the Agreement shall continue to be in force and the Parties shall abide by all terms of the Agreement. Any dispute concerning the interpretation of this Agreement or any party’s performance under any provision of this Agreement (including, without limitation, any dispute regarding a proposed increase to the prices set forth on Schedule 10.1 pursuant to Section 5.8 or 5.10) shall be discussed by the parties, and if the parties are unable to reach agreement concerning such matter, it shall be submitted to arbitration in accordance with the then-current commercial arbitration rules of the American Arbitration Association (“AAA”). The number of arbitrators selected shall be three. Each party shall select one arbitrator and the two arbitrators selected shall select the third arbitrator. The arbitration shall take place in the City of New York. Judgment upon any arbitration award may be entered in any court of competent jurisdiction. Arbitration shall occur over consecutive business days and in no event shall an arbitration procedure continue for more than two weeks. This Agreement shall be enforced and interpreted under the laws of the State of New York, without regard for its conflicts of laws rules or choice of law principles.

14.1	Notwithstanding the foregoing, either party may pursue the remedy of specific performance of any provision contained herein, or seek a preliminary or permanent injunction against the breach of any such provision or in aid of the exercise of any power granted herein, or any combination thereof, in any court having jurisdiction thereof without resort to arbitration.

14.2	In the event of any arbitration between the parties hereto with respect to any of the transactions contemplated herein or the subject matter hereof, the prevailing party shall, in addition to such other relief as the arbitrators may award, be entitled to recover reasonable attorney’s fees, expenses and costs of investigation, all as actually incurred, including without limitation, attorneys’ fees, expenses and costs of investigation incurred in any case or proceeding under any bankruptcy, insolvency or reorganization proceeding.
The non-prevailing party shall bear the cost of such arbitration.

15.0	Retention of Rights:

All Input Materials and other source and graphic materials provided by Customer in connection herewith, and all rights therein, shall remain the exclusive property of Customer. All work product produced hereunder specifically and solely for Customer and for incorporation into Customer HDFDs, artwork or other materials, from its inception, will be considered a “work made for hire” for Customer, which entitles Customer to, among other things, the copyright and all other rights, title and interest therein and such work product shall be and remain the sole property of Customer. Customer shall not provide Supplier with any original or irreplaceable materials under this Agreement. Notwithstanding the above, to the extent Customer nevertheless provides Supplier with any such original or irreplaceable materials, Supplier shall use commercially reasonable efforts to ensure the safety and security of such materials but shall not be liable for any damages other than those specified in Section 21.1 below, in the event that such materials are lost, damaged, destroyed or stolen.

16.0	Binding Effect and No Other Agreements:

This Agreement constitutes the entire agreement between the Parties on the subjects herein contained and supercedes, cancels and terminates all other understandings between the parties with respect to the subject matter hereof.

17.0	Amendments:

No modification of or supplement to this Agreement shall be effective unless signed in writing by each Party.

18.0	Successors and Assigns; Assignment:

The rights and obligations of the Parties hereunder shall attach to their successors and permitted assigns. Supplier shall have the right to assign this Agreement or any of the rights granted to Supplier hereunder, including without limitation, the right to assign any interests under this Agreement to (a) lenders providing financing to Supplier from time to time and (b) to any third party acquiring all or substantially all of Supplier’s assets or equity, provided that such third party is not a Competitor and agrees in writing to assume all of Supplier’s obligations hereunder. Except as provided in this Section 18.0, Supplier shall not assign, or grant any lien or encumbrance on, any property of Customer (including finished goods). Customer shall not have the right, without Supplier’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, to assign this Agreement or any of the rights, obligations or interests of Customer hereunder, in whole or in part, by operation of law, pursuant to a change of control, or otherwise; provided, however, that Customer shall have the right without Supplier’s consent to assign its rights and obligations under this Agreement to any Affiliate of Parent or to any third party acquiring all or substantially all of Customer’s assets or equity, provided that (i) such Affiliate or third party agrees in writing to assume all of Customer’s obligations hereunder, and (ii) Customer and such third party have confirmed in writing to Supplier that (A) it then-currently has Manufacturing Requirements substantially similar to or greater than Customer’s then-current Manufacturing Requirements, and (B) its then-current forecasts for Manufacturing Requirements for the remainder of the Term are substantially similar to or greater than Customer’s then-current forecasts for Manufacturing Requirements for the remainder of the Term. Notwithstanding the foregoing, in the event a non-Affiliate third party acquires all or substantially all of Customer’s assets or equity, such third party shall thereafter only be bound by the purchase commitment in Section 4.1 for the volume that is Customer’s and any other member of the Universal Music Group’s volume (i.e., no Customer Affiliate not part of the Universal Music Group immediately prior to the transaction shall be bound by this Agreement).

19.0	Compliance:

Any express or implied waiver by any Party of any breach hereof by any other Party, including by any Party failing to notify any other Party of a breach hereof by such other Party, shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure by such other Party to comply with the terms and conditions of this Agreement, notwithstanding any custom, practice or course of dealing to the contrary.

20.0	Confidentiality:

Except as may be required by law, no Party shall disclose to any third party any confidential information on business or technology of any other party obtained in connection with this Agreement for three years from the date of the disclosure of any such confidential information without the prior written consent of the other Party. If goods purchased under this Agreement are to be specifically fabricated for Customer, Supplier agrees to keep confidential the processes, methods and designs used or applied in producing each such item.

21.0	Indemnification:

Each Party (the “Indemnifying Party”) hereto agrees to and does hereby indemnify, defend and hold harmless, the other party and its parent, subsidiaries, affiliated companies, and its and their shareholders, officers, employees and agents (“Indemnified Party”) from any and all third party claims, demands, causes of action, liability, judgments, damages, costs and expense (including reasonable attorney’s fees) asserted against, imposed upon or suffered by an Indemnified Party to the extent any such claims are caused by the Indemnifying Party’s performance of this Agreement, including but not limited to any claims for bodily injury, death or property damage, product liability and any infringement of any proprietary right, patent, copyright or trademark.

21.1	Supplier agrees to be expressly and solely responsible for any property of Customer (including, without limitation, masters, components, paper parts, etc.)

while such property is in the care or custody of or under the control of Supplier or any subcontractor, whether or not such possession constitutes a legal bailment, and in the event of any damage to or loss of such property while in the possession of Supplier or any subcontractor, if the property is not an original or irreplaceable item or items, Supplier shall promptly pay Customer the full replacement value of such property or the costs to repair the damage or restore the loss to any such property, as applicable, regardless of cause. If, notwithstanding Section 15.0, Customer has provided Supplier or any subcontractor with original or irreplaceable items which are damaged or lost while in possession of Supplier or any subcontractor, Supplier shall be liable only for the cost of repair or replacement as if the lost or damaged original were a copy.

22.0	[Intentionally deleted]

23.0	Audit Rights:

(a)	Customer shall have the right to inspect Supplier’s books and records related to its performance under this Agreement, provided such right shall not be exercised more than once per calendar year and provided, further, that any information subject to a confidentiality agreement with a third party shall only be subject to inspection by an independent third party auditor hired by Customer that enters into a confidentiality agreement with Supplier that maintains the confidentiality of third party information and permits the auditor to report on Supplier’s performance to Customer. Such audits shall be performed with reasonable advance written notice, during normal business hours, and in a manner not disruptive of Supplier’s operations.

(b)	Supplier shall have the right to inspect Customer’s books and records related to its performance under Section 4.1 of this Agreement, provided such right shall not be exercised more than once per calendar year and provided, further, that any information subject to a confidentiality agreement with a third party shall only be subject to inspection by an independent third party auditor hired by Supplier that enters into a confidentiality agreement with Customer that maintains the confidentiality of third party information and permits the auditor to report on Customer’s performance to Supplier. Such audits shall be performed with reasonable advance written notice, during normal business hours, and in a manner not disruptive of Customer’s operations.

24.0	Notice:

All notices, requests, claims, demands and other communications hereunder shall be in writing (in the English language) and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 24.0):

If to CUSTOMER:

Universal Manufacturing & Logistics
10 Universal City Plaza
Suite 350
Universal City, CA 91608
Attn: Peter N. Scifres
Fax: (818) 733-1125

With a copy to:
Universal Music Group
2220 Colorado Blvd.
Santa Monica CA 90404
Attn: Executive Vice President Business & Legal Affairs
Fax: (310) 865-9954

If to SUPPLIER:

Entertainment Distribution Company (USA) LLC
360 Madison Avenue, Suite 500
New York, NY 10017
Attn: CFO
Fax: (212) 253-4166

and

Entertainment Distribution Company (USA) LLC
11360 Lakefield Drive
Duluth, GA 30097
Attn: CFO
Fax: (770) 497-3992

With copies to:

Greenberg Traurig, LLP
The Forum
3290 Northside Parkway, Suite 400
Atlanta, GA 30327
Attn: James S. Altenbach, Esq.
Fax: (678) 553-2445

25.0	Force Majeure:

25.1	Notwithstanding any provision of this Agreement to the contrary, Supplier shall not be liable for any damages incurred by Customer whatsoever, or Late Order Fees, due to delays or failures in Supplier’s performance of its obligations under this Agreement due to a Force Majeure Event, and such delays or failures shall not be deemed a breach of this Agreement.

25.2	Immediately upon becoming aware of the Force Majeure Event, Supplier will (a) use commercially reasonable efforts to end or circumvent the Force Majeure Event, (b) keep Customer apprised of those efforts on a timely basis, and (c) communicate with, coordinate with and assist Customer in resolving any impact on Customer caused by the Force Majeure Event.

25.3	If a Force Majeure Event continues for a period longer than [*****] days, then Customer shall have the right to place Orders during the pendency of such Force Majeure Event with other manufacturing companies, provided that (a) such Orders shall not be for volumes in excess of the volumes Customer would ordinarily contract for during such period, and (b) upon notice from Supplier that Supplier can resume performance under the terms of this Agreement, Customer shall cease placing such Orders with such third parties and place them with Supplier under the terms of this Agreement.

25.4	Notwithstanding the [*****]-day period in Section 25.3, if there would be no doubt in the mind of a reasonable person that Supplier would be unable to resume performance under the terms of this Agreement within [*****] days of the Force Majeure Event, then Customer shall have the right to immediately seek the remedy provided under Section 25.3, without waiting for the [*****]-day period to elapse; provided, however, that Customer shall consult with Supplier and coordinate its activities with Supplier’s in such circumstance.

26.0	Designated Person:

Customer and Supplier each agree that each will designate a single organization, department, and/or person to be the primary point of contact with the other with the ability to take action as may be required pursuant to this Agreement.

27.0	Anti-Piracy:

Subject to Section 5.7, Supplier agrees to either maintain, or obtain within 1 year of the Effective Date of this Agreement and subsequently maintain, IRMA Anti-Piracy Certification at all of its manufacturing locations during the term of this Agreement, unless (i) IRMA ceases to provide this certification, or (ii) Supplier obtains Customer’s written approval that it need not comply with this section.

28.0	Press Aheads.

Supplier is prohibited without Customer’s prior written approval from pressing ahead stock of Customer or from retaining over-pressings or keeping stock of semi-finished product in anticipation of future Customer orders.

29.0	Consents and Approvals:

Neither Party shall unreasonably withhold, condition or delay any consents, authorizations or approvals required under this Agreement.

30.0	Employee Purchase Program:

Supplier and Customer will implement and administer a mutually agreeable employee-purchase program.

31.0	Governing Law:

The Agreement shall be governed by the laws of the State of New York without giving effect to any applicable conflict of laws provisions.

32.0	Counterparts:

This Agreement may be executed in one or more counterparts (and by facsimile), all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

33.0	Enforcement:

Customer shall be entitled to enforce the provisions of this Agreement on behalf of each member of the Universal Music Group who places Orders with Supplier. Customer shall be responsible for all actions or omissions by such parties as if such actions or omissions were Customer’s hereunder.

Supplier		Customer

By:	/s/ THOMAS COSTABILE	By:	/s/ MICHAEL OSTROFF

Its:	EVP & COO	Its:	EXECUTIVE VICE PRESIDENT

Date: May 31, 2005		Date: May 31, 2005

HDFD Manufacturing Agreement (US)

SCHEDULE 2.0
Definitions

The following capitalized terms shall have the meanings attributed to such terms in the following subsections.

“Affiliate” means, as to any person or entity, any person or entity controlling, under common control with or controlled by such person or entity.

“Asset Purchase Agreement” means that certain Asset Purchase Agreement, by and among Supplier, as purchaser, and UML and Universal Music and Video Distribution, Corp., as sellers, dated May 9, 2005.

“Business Day” means any weekday on which banks in Los Angeles, California are open.

“CD Manufacturing Agreement” means that certain U.S. CD Manufacturing and Related Services Agreement, by and between Supplier and Customer, and entered into on the Effective Date.

“Change of Control” means the acquisition by a Competitor, directly or indirectly, and whether by sale, pledge, proxy agreement or otherwise, of [*****]% or more of the voting or equity economic interests in Supplier, or the sale of all or substantially all of Supplier’s assets to a Competitor, or any acquisition by a Competitor of voting or equity economic interests in or assets of Supplier that results in such Competitor owning or holding, as applicable, [*****]% or more of the voting or equity economic interests in Supplier, or all or substantially all of Supplier’s assets.

“Competitor” means any entity owned or controlled by a Major Music Company or one of its Affiliates.

“Customer” means UMG Recordings, Inc. and, unless the context otherwise requires, all other members of theUniversal Music Group, provided, however, that where a notice, delivery or similar action on the part of “Customer” is required in this Agreement such action may be taken by UMGRecordings, Inc. alone.

“Effective Date” means the effective date of this Agreement, June 1, 2005.

“European Agreement” means the International Manufacturing and Related Services Agreement entered into as of the Effective Date between Supplier (through its subsidiary, EDC Germany GmbH) and Universal International Music B.V., related to the terms, conditions, obligations, remedies, and other related matters concerning the purchase and supply of optical discs and related services for the territories referenced therein (the “European Territories”).

“Facility Fixed Costs” means all fixed cost categories referred to in Schedule 10.1.

“Force Majeure Event” means fire, flood, storm, earthquake, landslide, volcanic activity or other acts of God; acts of terrorism or vandalism; riot, war, civil disturbance or insurrection; strikes, lockout or other labor unrest; power, transportation, Internet or other utility or carrier delays or outages, interference by any governmental authority, or any other event(s) beyond the reasonable control of Supplier.

“HDFD” means the following optical disc formats: (DVD-V, 5, 9, 10, 14 or 18; DVD-A 5, 9, 10, 14 or 18; and SACD hybrid, non-hybrid 5 or 9).

“Installed Capacity” means any HDFD molding and disc printing capacity (evaluated monthly and expressed as a rate per day) installed at a manufacturing facility owned, controlled or managed by Supplier in the United States.

“Late Order Fee” is a dollar number equal to (a) the number of HDFDs Supplier is obligated to ship in such Work Week pursuant to the terms of this Agreement minus the number of HDFDs actually shipped in such Work Week, times (b) [*****]. For purposes of this definition, Excess Orders shall not be subject to a Late Order Fee unless Supplier notifies Customer that it will fulfill such Excess Orders and such Excess Orders thereafter become Workable Orders.

“Lost Inventory” shall be calculated on a component reference number by component reference number basis (each such unique component a “Component”), subtracting as of a particular date the Amount Used of such Components and the Actual Inventory of such Component from the Amount Delivered, where (i) “Amount Used” means the quantity of such Components manufactured by Supplier into products prior to the particular date, (ii) “Amount Delivered” means the quantity of such Components delivered by Customer’s vendor to Supplier (based on receiving information supplied by Supplier) prior to the particular date, and (iii) “Actual Inventory” means the quantity of such Components on-hand as determined by a physical count as of the particular date.

“Major Music Company” means Sony BMG, EMI Group or Warner Music Group, or any of their successors.

“Manufacturing Requirements” means, as applied to a member of the Universal Music Group, (i) all requirements by the member of the Universal Music Group for Manufacturing Services for its own account with respect to HDFDs to be sold or further distributed within the United States or to be imported by Universal Music Group members into the European Territory, and (ii) any requirements for Manufacturing Services for a third party’s account with respect to HDFDs to be sold or further distributed in the United States or to be imported by Universal Music Group members into the European Territory for as long as any Universal Music Group member has the unilateral contractual right to provide or control the provision of the Manufacturing Services to such third party, provided that such Universal Music Group member had such unilateral right as of the Effective Date, excluding, however (A) third party HDFDs to be offered for sale through the Universal Music Group special markets/special products business unit through non-traditional distribution outlets, and (B) HDFDs to be marketed under third party names and not for distribution by a member of the Universal Music Group.

“Manufacturing Services” means HDFD mastering of Customer supplied files; molding, printing, and assembling of HDFDs into designated configurations with Supplier or Universal Music Group components; the Specific Related Services described in Section 7 of the Agreement; and any service or activity priced pursuant to Sections 10.1.1 or 10.1.2. The term “Manufacturing Services” means any particular Manufacturing Service or, as the context may require, all Manufacturing Services collectively.

“Maximum Weekly HDFD Orders” means the product of [*****] times the first Work Week Forecast for such Work Week provided by Customer to Supplier pursuant to Section 6.1. As an example, on April 1, 2005, the forecast would for the first time include a Work Week Forecast for the Work Week commencing May 8, 2005; assume that Work Week Forecast for May 8, 2005 shows a forecasted need of [*****] million HDFDs. On April 8, 2005, the forecast again includes a Work Week Forecast for the Work Week commencing May 8, now revised to show a forecasted need of [*****] million HDFDs. The Maximum Weekly HDFD Orders for the Work Week commencing May 8, 2005 is [*****], based on the first forecast provided by Customer for such week.

“Parent” means Polygram Holdings, Inc.

“Preferred Provider” means JVC Disc America, unless and until Customer names another entity as Preferred Provider pursuant to Section 5.4.

“Prevailing Practices” means the procedures, timeframes, service levels or response times generally followed by UML during the 12 months prior to the Effective Date.

“Qualified HDFD Manufacturer” means any manufacturer (a) capable of meeting Universal Music Group’s Manufacturing Requirements at quality and service levels substantially similar to those required by Customer under this Agreement; (b) not affiliated with any Universal Music Group member; (c) with whom Customer has an arm’s length relationship; and (d) whose quoted prices are based on [*****].

“Ship” means making HDFDs available to the selected carrier for transportation from the Supplier’s facilities and coordinating with and assisting such carrier, in a manner consistent with Prevailing Practices, but does not include actual transportation of the HDFDs from the Supplier’s facility.

“Spot Market Orders” means orders for Manufacturing Services that (i) originate from a customer that Supplier supplies a small number of orders per year to and in general does not have an ongoing relationship with; (ii) originate from a customer for which Supplier does not provide ancillary services such as long term component storage and promotional mailings; and (iii) are ordered in large quantities, significantly greater than Customer’s average order size.

“Transition Services Agreement” means that certain Information Technology Transition Services Agreement between Supplier and UML, dated as of May 31, 2005.

“UML” means Universal Music Group Manufacturing and Logistics, Inc.

“Universal Music Group” means (i) Parent, (ii) Customer and (iii) each subsidiary, sister company or Affiliate, directly or indirectly more than [*****]% owned by Parent or Customer (or by any of their respective successors or permitted assigns). For purposes of clarity, (i) no entity whose HDFDs are distributed by a member of the Universal Music Group (but which is not directly or indirectly more than [*****]% owned by Parent or Customer) shall be a member of the Universal Music Group, and (ii) on the date on which an entity is no longer directly or indirectly more than [*****]% owned by Parent or Customer or their respective successors or permitted assigns, it shall cease to be a member of the Universal Music Group.

“U.S. Distribution Agreement” means that certain Distribution and Related Services Agreement, by and between Supplier and Customer, and entered into on the Effective Date.

“Working Day” means those days as agreed by Customer and Supplier set forth at the commencement of the Term as Schedule 2.11 hereto and updated weekly as mutually agreed upon by Customer and Supplier in connection with the forecasts provided under Section 6.1.

“Work Week” means a seven-day period commencing on each Sunday during the term and ending at 11:59 p.m. the next Saturday (regardless of whether any day therein is a Working Day or Business Day).

     The following terms have the meanings set forth in the Sections indicated.

Term	Section
AAA	14.0
Agreement	1.0
CAP	9.2.1
Cure Period	9.2.2
Customer	1.0
Customer Counter Proposal	10.1.2.3
Customer Response Period	10.1.2.2
EMDE	8.4
Epidemic Multiple Defectives	8.4
Excess Order	6.10
Failure Notice	9.1
Indemnified Party	21.0
Indemnifying Party	21.1
Input Materials	6.3
Key Failure	9.1
Late Orders	6.11
Market Price Reset Date	10.1.2.
Market Pricing Notice	10.1.2.
Market Pricing Information	10.1.2.
Uncured Key Failure	9.2
Order	6.2
Parties	1.0
Proposed Prices	10.1.2
Revised Market Pricing Information	10.1.2
Section 5.10 Notice	5.10
Specific Related Services	7.0
Specified Standards	5.10
Supplier	1.0
Supplier Pricing Information	10.1.2.
Term	3.1
Work Week Forecast	6.1
Workable Orders	6.4

SCHEDULE 2.11
Working Days

In each year, for the months of January through August, six (6) days in each Work Week; and from September through and including December 24, seven (7) days in each Work Week; and from December 25 through and including December 31, four (4) days in each Work Week.

SCHEDULE 5.4
Pre-Approved Subcontractors

Entity	Type of Service
[*****]	All

SCHEDULE 6.7
Permitted Variances

All Workable Orders will be subject to variance by Supplier from the purchase order quantity per the following schedule:

Order Size	% Variance	Not to Exceed
Up to 1,200	[*****]	N/A

1,201 to 5,000	[*****]	N/A
	[*****]	N/A

5,001 to 50,000	[*****]	N/A
	[*****]	N/A

Over 50,000	[*****]	[*****]
	[*****]	N/A

SCHEDULE 7.6.1
Printed Component Ordering Procedures

New Release — Commercial/Deluxe

Initial Order

•	Print requisition is received from the production office indicating finished goods quantity.

•	Buyer orders print in the quantity of [*****]% of the finished goods quantity; quantity ordered may be rounded up to the next price break point if it makes economic sense.

•	Buyer sets reorder point at [*****]% of finished goods quantity.

Reorders

•	Reorders that will reduce on hand inventory below our reorder point will create a demand for print. The buyer will do a net asset computation to determine the quantity to be ordered? Reorder quantity = Reorder Point Quantity + FG Reorder Quantity - Printed Material On Hand.

•	The Reorder Point Quantity is recalculated, and changed if applicable, each time the printed material is reordered. Various factors including sales, finished goods inventory, and market intelligence are considered when assessing Reorder Point Quantities.

New Release — Limited Edition

Initial Order

•	Print requisition is received from the production office indicating finished goods quantity.

•	Buyer orders print in the quantity of [*****]% of the finished goods quantity; quantity ordered may be rounded up to the next price break point if it makes economic sense.

•	Buyer keeps the Reorder Point Quantity at [*****]; printed material is only ordered on demand.

Reorders

•	Printed material is only ordered when finished goods orders are received.

•	Buyers order print in the quantity of [*****]% of the finished goods quantity.

New Release — Single

Initial Order

•	Print requisition is received from the production office indicating finished goods quantity.

•	Buyer orders print in the quantity of [*****]% of the finished goods quantity; quantity ordered may be rounded up to the next price break point if it makes economic sense.

•	Buyer sets reorder point at [*****]% of finished goods quantity.

•	Reorders

•	Reorder strategy is the same as New Release — Commercial/Deluxe.

Promotional

Initial Order

•	Print requisition is received from the production office indicating finished goods quantity.

•	Buyer orders print in the quantity of [*****]% of the finished goods quantity; quantity ordered may be rounded up to the next price break point if it makes economic sense.

•	Buyer keeps the Reorder Point Quantity at [*****]; printed material is only ordered on demand.

Reorders

•	Printed material is only ordered when finished goods orders are received.

•	Buyers order print in the quantity of [*****]% of the finished goods quantity.

DVD

Initial Order

Print requisition is received from the production office indicating finished goods quantity.

•	Buyer orders print in the quantity of [*****]% of the finished goods quantity.

•	Buyer sets reorder point at [*****]% of finished goods quantity.

Reorders

•	Reorder strategy is the same as New Release — Commercial/Deluxe.

Immediate Change

     Selections less than three months past release date

•	Use current Reorder Point

Selections greater than three months past release date

•	Determine average monthly sales; not to exceed [*****]. This calculation will determine the Reorder Point Quantity to be used in the net asset calculation.

•	The buyer will do a net asset computation to determine the quantity to be ordered? Reorder quantity = (Difference between Printed Material On Hand FG Reorder) + Reorder Point Quantity.

Running Change

•	Use old components to completion.

•	New components are ordered using the Immediate Change strategy.

Notes:	Selections with release dates of greater then three month are subject to the Reorder strategy.

Printed material suppliers may ship orders up to [*****]% over or under the order quantity.

Printed Component Ordering Guidelines – New Release

(Initial Manufacturing Ordering Date Through 90 Days After In-Store Date)

Vendor
Contract
	Initial		Scale
Order Types	Order quantity	Reorder Point	+/- %	Reorder Qty.

New release-Commercial	FG x [*****] rounded to next price break	[*****]% of FG	[*****]	(A)
New Release-Limited Edition	FG x [*****] rounded to next price break	on demand	[*****]	on demand
New Release-Deluxe	FG x [*****] rounded to next price break	[*****]% of FG	[*****]	(A)
New Release-Single	FG x [*****] rounded to next price break	[*****]% of FG	[*****]	(A)
DVD	FG x [*****]	[*****]% of FG	[*****]	(F)
Promo	FG rounded to next price break	none	[*****]	on demand

**Reorder	na	(B)	[*****]	(A)
Immediate change	(C) or (D)	(B)	[*****]	(A)
Running Change	(E)	(B)	[*****]	(E)
BOX SETS	LABEL SUPPLIED	none	na	na

Footnote:

(A)	Reorder quantity = Reorder Point Quantity + FG Manufacture Order Quantity – Printed Material On Hand (rounded up to next price break)

(B)	Average Monthly FG Sales (for Selections > [*****] months old) up to [*****]

(C)	Perform (B), then (A)

(D)	If Selection < [*****] months old, use current established ROP

(E)	Use old component to depletion, then perform (B), then (A)

(F)	DVD onhand – FG Manufacture Order Quantity + Reorder Point = Reorder Quantity

**note:	once an order has a [*****] month life or greater, it becomes a “Reorder” Order Type

	New Reorder	Reorder
Order Type	Point	Quantity

Reorder	(A) Normal Monthly Sales Trends	(D)
	(B) Sudden Upward Monthly Sales Trends	(D or E)
	(C) Sudden Downward Monthly Sales Trends	(D)

(A)	Average Last [*****] Months FG Sales

(B)	(Average Last [*****] Months FG Sales) x [*****] (for sudden upward sales trends over last [*****] months)

(C)	(Average Last [*****] month FG Sales) x [*****] (for sudden downward sales trends over last [*****] months)

(D)	FG Manufacture Order Quantity – PM Onhand + New Reorder Point = Reorder Quantity (for reorder quantities < [*****] (E) applies)

(E)	(FG Manufacture Order Quantity – PM Onhand + New Reorder Point) x [*****] = Reorder Quantity

Notes:

Reorder points are not recalculated unless the previous calculation is more than [*****] months old

Sudden trends (upward or downward) are defined as at least [*****]% increase/decrease from month to month (last 3 month sales)

Reorder quantities will not exceed [*****]

Reorder quantities are rounded to the next price break unless that price break quantity exceeds [*****] times the ROP

SCHEDULE 7.6.2
Monthly Print Purchase Price Variance Report

EDC Monthly Print Purchase Price Variance Report
For Month Ended xx/xx/xx

SCHEDULE 7.6.2

vendor	component #	selection #	artist	title	super label	mr co	invoice #	invoice date	Invoice qty	per unit vendor cost	total vendor cost	per unit std cost	total std cost	PPV
Example
[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]
[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]

Total														[*****]

Definitions:

per unit standard cost = print cost from vendor at [*****] print quantity plus [*****]% obsolescence factor (the print cost included in the packaged price from EDC)

per unit vendor cost = actual print cost from vendor

PPV = total standard cost — total vendor cost

     if negative, UML owes EDC

     if positive, EDC owes UML

SCHEDULE 8.2
AQL Standards – Required Inspections

Audit Plan

Once per calendar month, Customer will have shipped to Supplier a quantity of products (“Products” mean finished goods ready for sale to Customer’s customer) not to exceed 300 individual items. The Products will be selected by Customer from inventory lots which to the Customer’s best knowledge represent Products manufactured by Supplier within the most recent 45 days.

Evaluation Process and criteria

Each individual Product will be evaluated by Supplier. Customer may observe the evaluation process of up to 100% of the Products sent to Supplier, provided it has given Supplier five Working Days notice of its intent to observe said Evaluation Process. Supplier will evaluate each Product by all of the criteria shown below, determining in each instance if the evaluation result is “Pass” or “Fail”. The aforementioned collectively is the “Evaluation Process”.

Pass/Fail (under
minimum specification =
		Minimum	Fail; otherwise = Pass)
		Specification	(Yes = Pass)
	Criteria	or Yes/No	(No = Fail)
1	PI Sum 8 errors	<280
2	PO Errors	0
3	DC Jitter	<8.0%
4	Asymmetry	DVD-5 (55% to 85%)
DVD-9 (18% to 30%)
5	Radial Deviation (warp)	+/- 0.8°
6	Print on disc matches music on disc	Y/N
7	Disc matches printed components	Y/N
8	Print (colors, legibility, etc) on disc matches proof	Y/N
9	Wrap tight and neat	Y/N
10	No damage in print or jewel case	Y/N
11	Correct sticker(s)	Y/N
12	Stickers in correct position and orientation	Y/N
13	Correct and legible spine label	Y/N
14	Correct and readable barcode	Y/N
15	Correct tray color	Y/N
16	Correct disc position (multidisc sets)	Y/N

Quality Level

“Fails” in Criteria 1. – 9. are Fatal Errors. In addition, if on any given product there are 3 or more “Fails” in Criteria 10. – 16. that will also be considered a Fatal Error for that product. The Quality Level will be the number of products in the month with 1 or more Fatal Errors divided by the total number of products evaluated in the month.

Minimum Acceptable Quality Level % (MAQL%)

The minimum acceptable Quality Level will be equal to the average results of the first 500 Products evaluated following the Effective Date.

SCHEDULE 9.1
Key Failure Events (Manufacturing)

	Definition and	KPI Repeated Failure
KPI	Performance Standard	Event
Production	Making and shipping Customer’s aggregate Workable Orders of HDFDs in a Work Week as described in Section 6.11(a)	Supplier fails to perform in accordance with Section 6.11(a) for any [*****] Work Weeks in a [*****]-rolling-week period

Delivery	Meeting lead time parameters as described in Sections 6.5 and 6.6	Supplier fails to perform in accordance with Section 6.11(b) for any [*****] Work Weeks in a [*****]-rolling-week period

Quality	Maintaining average outgoing quality level as described in Section 8.2	Supplier fails to achieve AQL[1] defined in Section 8.2 and Schedule 8.2 for any [*****] months in a rolling-[*****]-month period

Multiple Defective	Avoiding Epidemic Multiple Defective Events (EMDEs) as described in Section 8.4	3 EMDE’s in any calendar quarter, or [*****] EMDE’s in any calendar year or [*****] EMDE’s in any rolling [*****] months

[1]	Have not seen or reviewed the AQL standards yet.

Schedule 10.1
Pricing

[*****]